As filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-121561

PROSPECTUS SUPPLEMENT NO. 5
DATED OCTOBER 18, 2005

Charter Communications, Inc.

This document supplements the prospectus, dated July 19, 2005, Prospectus Supplement No. 1, dated August 9, 2005, Prospectus Supplement No. 2, dated August 30, 2005,  Prospectus Supplement No. 3, dated September 15, 2005 and Prospectus Supplement No. 4, dated September 23, 2005 (collectively, the "Prospectus"), relating to the resale by certain holders of up to $862,500,000 aggregate principal amount of Charter Communications, Inc.’s 5.875% convertible senior notes due 2009 (the "Notes") and shares of common stock issuable upon conversion thereof.

This Prospectus Supplement relates to the resale by the holders of the Notes.

The Prospectus is hereby amended by the information contained in the attached Current Report on Form 8-K filed on October 4, 2005.  In addition, the information appearing in the Selling Securityholder table included in this Prospectus Supplement, as of the date hereof, supersedes the information in the table appearing under the heading "Selling Securityholders" in the Prospectus.

If the information in this Prospectus Supplement is inconsistent with any information contained in the Prospectus or in the reports, proxy statements or other documents previously filed with the Securities and Exchange Commission (collectively, the "SEC Reports") incorporated by reference in the Prospectus or delivered in connection therewith, the Prospectus and/or any SEC Report, as applicable, shall be deemed superseded by this Supplement.

In all other ways, the Prospectus shall remain unchanged.

This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 9, 2005

Charter Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

000-27927	43-1857213
(Commission File Number)	(I.R.S. Employer Identification Number)

12405 Powerscourt Drive
St. Louis, Missouri   63131
(Address of principal executive offices including zip code)

(314) 965-0555
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On September 28, 2005, Charter Communications, Inc. (“Charter”) announced the closing of the offers of its subsidiaries CCH I, LLC (“CCH I”) and CCH I Holdings, LLC (“CIH”) to exchange certain of the outstanding debt securities of Charter Communications Holdings, LLC (“Charter Holdings”) in a private placement for new debt securities as described in Item 8.01. “Other Events” and as previously filed as Exhibits 99.1 and 99.2 to Charter's current report on Form 8-K filed on October 4, 2005.

CCH I Holdings, LLC Notes

In September 2005, CIH and CCH I Holdings Capital Corp. jointly issued $2.5 billion total principal amount of 9.92% to 13.50% senior accreting notes due 2014 and 2015 in exchange for an aggregate amount of $2.4 billion of Charter Holdings notes due 2011 and 2012, spread over six series of notes and with varying interest rates as set forth in the succeeding sentence. The notes are guaranteed by Charter Holdings and are governed by the Indenture dated as of September 28, 2005 among CCH I Holdings, LLC and CCH I Holdings Capital Corp., as Issuers and Charter Communications Holdings, LLC, as Parent Guarantor, and The Bank of New York Trust Company, NA, as Trustee, governing: 11.125% Senior Accreting Notes due 2014, 9.920% Senior Accreting Notes due 2014, 10.000% Senior Accreting Notes due 2014, 11.75% Senior Accreting Notes due 2014, 13.50% Senior Accreting Notes due 2014, 12.125% Senior Accreting Notes due 2015, and was previously filed as Exhibit 10.1 to Charter's current report on Form 8-K filed on October 4, 2005.

The CIH notes are senior debt obligations of CIH and CCH I Holdings Capital Corp. They rank equally with all other current and future unsecured, unsubordinated obligations of CIH and CCH I Holdings Capital Corp. The CIH notes are structurally subordinated to all obligations of subsidiaries of CIH, including the CCH I notes, the CCH II notes, the CCO Holdings notes, the Renaissance notes and the Charter Operating notes.

The CIH notes may not be redeemed at the option of the issuers until September 30, 2007. On or after such date, the CIH notes may be redeemed in accordance with the following table.

Note Series	Redemption Dates	Percentage of Principal
11.125%	September 30, 2007 - January 14, 2008	103.708%
	January 15, 2008 - January 14, 2009	101.854%
	Thereafter	100.0%

9.92%	September 30, 2007 - Thereafter	100.0%

10.0%	September 30, 2007 - May 14, 2008	103.333%
	May 15, 2008 - May 14, 2009	101.667%
	Thereafter	100.0%

11.75%	September 30, 2007 - May 14, 2008	103.917%
	May 15, 2008 - May 14, 2009	101.958%
	Thereafter	100.0%

13.5%	September 30, 2007 - January 14, 2008	104.5%
	January 15, 2008 - January 14, 2009	102.25%
	Thereafter	100.0%

12.125%	September 30, 2007 - January 14, 2008	106.063%
	January 15, 2008 - January 14, 2009	104.042%
	January 15, 2009 - January 14, 2010	102.021%
	Thereafter	100.0%

In the event that a specified change of control event happens, CIH and CCH I Holdings Capital Corp. must offer to repurchase any outstanding notes at a price equal to the sum of the accreted value of the notes plus accrued and unpaid interest plus a premium that varies over time.

The indenture governing the CIH notes contains restrictive covenants similar to those contained in the indenture governing the Charter Holdings notes with the following exceptions:

•
The debt incurrence covenant permits up to 9.75 billion (rather than 3.5 billion) of debt under credit facilities (less the amount of net proceeds of asset sales applied to repay such debt as required by the asset sale covenant).

•
CIH and its restricted subsidiaries are generally permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if, after giving pro forma effect to the transaction, the CIH Leverage Ratio would be below 8.75 to 1.0 and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments in a total amount of up to the sum of (1) the greater of (a) $500 million or (b) 100% of CIH consolidated EBITDA, as defined, minus 1.2 times its consolidated interest expense, plus (2) 100% of new cash and non-cash equity proceeds received by CIH and not allocated to the debt incurrence covenant or to permitted investments, all cumulatively from March 1999, the date of the first Charter Holdings indenture.

•	Instead of the $150 million and $50 million permitted investment baskets, there is a $750 million permitted investment basket.

CCH I, LLC Notes

In September 2005, CCH I and CCH I Capital Corp. jointly issued $3.5 billion total principal amount of 11% senior secured notes due October 2015 in exchange for an aggregate amount of $4.2 billion of certain Charter Holdings notes. The notes are guaranteed by Charter Holdings and are secured by a pledge of 100% of the equity interest of CCH I’s wholly owned direct subsidiary, CCH II. Such pledge is subject to significant limitations. The pledge agreement was previously filed as Exhibit 10.15 to Charter's current report on Form 8-K filed on October 4, 2005. Interest on the CCH I notes accrues at 11% per annum and is payable semi-annually in arrears on each April 1 and October 1, commencing on April 1, 2006. The notes are governed by the Indenture dated as of September 28, 2005 among CCH I, LLC and CCH I Capital Corp., as Issuers, Charter Communications Holdings, LLC, as Parent Guarantor, and The Bank of New York Trust Company, NA, as Trustee, governing 11.00% Senior Secured Notes due 2015 and was previously filed as Exhibit 10.2 to Charter's current report on Form 8-K filed on October 4, 2005.

The CCH I notes are senior debt obligations of CCH I and CCH I Capital Corp. To the extent of the value of the collateral, they rank senior to all of CCH I’s future unsecured senior indebtedness. The CCH I notes are structurally subordinated to all obligations of subsidiaries of CCH I, including the CCH II notes, CCO Holdings notes, the Renaissance notes and the Charter Operating notes. CCH I and CCH I Capital Corp. may, prior to October 1, 2008 in the event of a qualified equity offering providing sufficient proceeds, redeem up to 35% of the aggregate principal amount of the CCH I notes at a redemption price of 111% of the principal amount plus accrued interest. Aside from this provision, CCH I and CCH I Capital Corp. may not redeem at their option any of the notes prior to October 1, 2010. On or after October 1, 2010, CCH I and CCH I Capital Corp. may redeem, in whole or in part, CCH I notes at the applicable prices (expressed as percentages of principal amount) listed below, plus accrued and unpaid interest if redeemed during the twelve month period beginning on October 1 of the years listed below.

Year	Percentage
2010	105.5%
2011	102.75%
2012	101.375%
2013	100.0%
2014	100.0%
2015	100.0%

If a change of control occurs, each holder of the CCH I notes will have the right to require the repurchase of all or any part of that holder’s CCH I notes at 101% of the principal amount plus accrued and unpaid interest. The indenture governing the CCH I notes contains restrictive covenants that limit certain transactions or activities by CCH I and its restricted subsidiaries, including the covenants summarized below.

Substantially all of CCH I’s direct and indirect subsidiaries are currently restricted subsidiaries. The covenant in the indenture governing the CCH I notes that restricts incurrence of debt and issuance of preferred stock permits CCH I and its subsidiaries to incur or issue specified amounts of debt or preferred stock, if, after giving pro forma affect to the incurrence or issuance, CCH I could meet a leverage ratio (ratio of consolidated debt to four times EBITDA, as defined, from the most recent fiscal quarter for which internal financial reports are available) of 7.5 to 1.0.

In addition, regardless of whether the leverage ratio could be met, so long as no default exists or would result from the incurrence or issuance, CCH I and its restricted subsidiaries are permitted to incur or issue:

•	up to $9.75 billion of debt under credit facilities (less the amount of net proceeds of asset sales applied to repay such debt as required by the asset sale covenant);

•	up to $75 million of debt incurred to finance the purchase or capital lease of new assets;

•	up to $300 million of additional debt for any purpose; and

•	other items of indebtedness for specific purposes such as intercompany debt, refinancing of existing debt, and interest rate swaps to provide protection against fluctuation in interest rates.

The restricted subsidiaries of CCH I are generally not permitted to issue debt securities contractually subordinated to other debt of the issuing subsidiary or preferred stock, in either case in any public offering or private placement. The CCH I indenture generally permits CCH I and its restricted subsidiaries to incur debt under one category, and later reclassify that debt into another category. The Charter Operating credit facilities generally impose more restrictive limitations on incurring new debt than those in the CCH I indenture, so our subsidiaries that are subject to credit facilities are not permitted to utilize the full debt incurrence that would otherwise be available under the CCH I indenture covenants.

Generally, under the CCH I indenture:

CCH I and its restricted subsidiaries are permitted to pay dividends on equity interests, repurchase interests, or make other specified restricted payments only if CCH I can incur $1.00 of new debt under the leverage ratio test, which requires that CCH I meet a 7.5 to 1.0 leverage ratio after giving effect to the transaction, and if no default exists or would exist as a consequence of such incurrence. If those conditions are met, restricted payments are permitted in a total amount of up to 100% of CCH I’s consolidated EBITDA, as defined, minus 1.3 times its consolidated interest expense, plus 100% of new cash and appraised non-cash equity proceeds received by CCH I and not allocated to certain investments, all cumulatively from September 28, 2005, plus $100 million.

In addition, CCH I and its restricted subsidiaries may make distributions or restricted payments, so long as no default exists or would be caused by the transaction:

•	to repurchase management equity interests in amounts not to exceed $10 million per fiscal year;

•	to pay, regardless of the existence of any default, pass-through tax liabilities in respect of ownership of equity interests in CCH I or its restricted subsidiaries;

•	to enable certain of its parents to pay interest on certain of their indebtedness;

•
to enable certain of its parents to purchase, redeem or refinance certain indebtedness, so long as CCH I could incur $1.00 of indebtedness under the 7.5 to 1.0 leverage ratio test referred to above; or

•
to make other specified restricted payments including merger fees up to 1.25% of the transaction value, repurchases using concurrent new issuances, and certain dividends on existing subsidiary preferred equity interests.

The indenture governing the CCH I notes restricts CCH I and its restricted subsidiaries from making investments, except specified permitted investments, or creating new unrestricted subsidiaries, if there is a default under the indenture or if CCH I could not incur $1.00 of new debt under the 7.5 to 1.0 leverage ratio test described above after giving effect to the transaction.

Permitted investments include:

•	investments by CCH I and its restricted subsidiaries in CCH I and in other restricted subsidiaries;

•	or entities that become restricted subsidiaries as a result of the investment;

•
investments aggregating up to 100% of new cash equity proceeds received by CCH I since September 28, 2005 to the extent the proceeds have not been allocated to the restricted payments covenant described above;

•	other investments up to $750 million outstanding at any time; and

•	certain specified additional investments, such as investments in customers and suppliers in the ordinary course of business and investments received in connection with permitted asset sales.

CCH I is not permitted to grant liens on its assets other than specified permitted liens. Permitted liens include liens securing the purchase price of new assets, liens securing indebtedness up to $50 million and other specified liens. The lien covenant does not restrict liens on assets of subsidiaries of CCH I.

CCH I and CCH I Capital Corp., its co-issuer, are generally not permitted to sell all or substantially all of their assets or merge with or into other companies unless their leverage ratio after any such transaction would be no greater than their leverage ratio immediately prior to the transaction, or unless CCH I and its subsidiaries could incur $1.00 of new debt under the 7.50 to 1.0 leverage ratio test described above after giving effect to the transaction, no default exists, and the surviving entity is a U.S. entity that assumes the CCH I notes.

CCH I and its restricted subsidiaries may generally not otherwise sell assets or, in the case of restricted subsidiaries, issue equity interests, unless they receive consideration at least equal to the fair market value of the assets or equity interests, consisting of at least 75% in cash, assumption of liabilities, securities converted into cash within 60 days or productive assets. CCH I and its restricted subsidiaries are then required within 365 days after any asset sale either to commit to use the net cash proceeds over a specified threshold to acquire assets, including current assets, used or useful in their businesses or use the net cash proceeds to repay certain debt, or to offer to repurchase the CCH I notes with any remaining proceeds.

CCH I and its restricted subsidiaries may generally not engage in sale and leaseback transactions unless, at the time of the transaction, CCH I could have incurred secured indebtedness in an amount equal to the present value of the net rental payments to be made under the lease, and the sale of the assets and application of proceeds is permitted by the covenant restricting asset sales.

CCH I’s restricted subsidiaries may generally not enter into restrictions on their ability to make dividends or distributions or transfer assets to CCH I on terms that are materially more restrictive than those governing their debt, lien, asset sale, lease and similar agreements existing when they entered into the indenture.

The restricted subsidiaries of CCH I are generally not permitted to guarantee or pledge assets to secure other debt of CCH I, unless the guarantying subsidiary issues a guarantee of the CCH I notes and waives any rights of reimbursement, indemnity or subrogation arising from the guarantee transaction for at least one year.

The indenture also restricts the ability of CCH I and its restricted subsidiaries to enter into certain transactions with affiliates involving consideration in excess of $15 million without a determination by the board of directors that the transaction is on terms no less favorable than arms-length, or transactions with affiliates involving over $50 million without receiving an independent opinion as to the fairness of the transaction to the holders of the CCH I notes.

As part of the transaction, Charter Holdings and another Charter subsidiary, Charter Communications Holdings Capital Corporation, entered into supplemental indentures. The supplemental indentures are described as follows and were previously filed as exhibits to Charter's current report on Form 8-K filed on October 4, 2005:

First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 8.625% Senior Notes due 2009, previously filed as exhibit 10.3 to Charter's current report on Form 8-K filed on October 4, 2005.

First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.92% Senior Notes due 2011, previously filed as exhibit 10.4 to Charter's current report on Form 8-K filed on October 4, 2005.

First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.00% Senior Notes due 2009, previously filed as exhibit 10.5 to Charter's current report on Form 8-K filed on October 4, 2005.

First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.25% Senior Notes due 2010, previously filed as exhibit 10.6 to Charter's current report on Form 8-K filed on October 4, 2005.

First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.75% Senior Notes due 2010, previously filed as exhibit 10.7 to Charter's current report on Form 8-K filed on October 4, 2005.

First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.75% Senior Notes due 2009, previously filed as exhibit 10.8 to Charter's current report on Form 8-K filed on October 4, 2005.

First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.125% Senior Notes due 2011, previously filed as exhibit 10.9 to Charter's current report on Form 8-K filed on October 4, 2005.

First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 13.50% Senior Notes due 2011, previously filed as exhibit 10.10 to Charter's current report on Form 8-K filed on October 4, 2005.

Third Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009, previously filed as exhibit 10.11 to Charter's current report on Form 8-K filed on October 4, 2005.

Third Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011, previously filed as exhibit 10.12 to Charter's current report on Form 8-K filed on October 4, 2005.

First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.75% Senior Notes due 2011, previously filed as exhibit 10.13 to Charter's current report on Form 8-K filed on October 4, 2005.

Second Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 12.125% Senior Notes due 2012, previously filed as exhibit 10.14 to Charter's current report on Form 8-K filed on October 4, 2005.

Each supplemental indenture amended the definition of “Permitted Investments” to read as follows:

“(1) any Investment by the Company in a Restricted Subsidiary thereof, or any Investment by a Restricted Subsidiary of the Company in the Company or in another Restricted Subsidiary of the Company.”

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OR A REGISTRANT.

The information in Item 1.01 of this Form 8-K is hereby incorporated by reference to this Item 2.03.

ITEM 8.01. OTHER EVENTS.

On September 27, 2005, Charter Communications, Inc. (“Charter”) announced the final results of the exchange offers by Charter Communications Holdings, LLC (“Charter Holdings”), CCH I, LLC (“CCH I”) and CCH I Holdings, LLC (“CIH”) for any and all of certain outstanding debt securities of Charter Holdings in a private placement for new debt securities of CCH I and CIH. CCH I, CIH and Charter Holdings are indirect, wholly-owned subsidiaries of Charter. On September 28, 2005, Charter announced the closing of the exchange offers and the issuance of the new debt securities.

A press release announcing the final results of the number of securities tendered was previously filed as Exhibit 99.1 to Charter's current report on Form 8-K filed on October 4, 2005.

A press release announcing the closing of the exchange offers was prefiously filed as Exhibit 99.2 to Charter's current report on Form 8-K filed on October 4, 2005.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

The following exhibits are filed pursuant to Items 1.01 and 8.01:

Exhibit
Number	Description

10.1
Indenture dated as of September 28, 2005 among CCH I Holdings, LLC and CCH I Holdings Capital Corp., as Issuers and Charter Communications Holdings, LLC, as Parent Guarantor, and The Bank of New York Trust Company, NA, as Trustee, governing: 11.125% Senior Accreting Notes due 2014, 9.920% Senior Accreting Notes due 2014, 10.000% Senior Accreting Notes due 2014, 11.75% Senior Accreting Notes due 2014, 13.50% Senior Accreting Notes due 2014, 12.125% Senior Accreting Notes due 2015 (Exhibit 10.1 not included in this Prospectus Supplement).

10.2
Indenture dated as of September 28, 2005 among CCH I, LLC and CCH I Capital Corp., as Issuers, Charter Communications Holdings, LLC, as Parent Guarantor, and The Bank of New York Trust Company, NA, as Trustee, governing 11.00% Senior Secured Notes due 2015 (Exhibit 10.2 not included in this Prospectus Supplement).

10.3
First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 8.625% Senior Notes due 2009 (Exhibit 10.3 not included in this Prospectus Supplement).

10.4
First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.92% Senior Notes due 2011 (Exhibit 10.4 not included in this Prospectus Supplement).

10.5
First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.00% Senior Notes due 2009 (Exhibit 10.5 not included in this Prospectus Supplement).

10.6
First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.25% Senior Notes due 2010 (Exhibit 10.6 not included in this Prospectus Supplement).

10.7
First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.75% Senior Notes due 2010 (Exhibit 10.7 not included in this Prospectus Supplement).

10.8
First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.75% Senior Notes due 2009 (Exhibit 10.8 not included in this Prospectus Supplement).

10.9
First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.125% Senior Notes due 2011 (Exhibit 10.9 not included in this Prospectus Supplement).

10.10
First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 13.50% Senior Notes due 2011 (Exhibit 10.10 not included in this Prospectus Supplement).

10.11
Third Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 9.625% Senior Notes due 2009 (Exhibit 10.11 not included in this Prospectus Supplement).

10.12
Third Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 10.000% Senior Notes due 2011 (Exhibit 10.12 not included in this Prospectus Supplement).

10.13
First Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 11.75% Senior Notes due 2011 (Exhibit 10.13 not included in this Prospectus Supplement).

10.14
Second Supplemental indenture dated as of September 28, 2005 among Charter Communications Holding, LLC, Charter Communications Holdings Capital Corporation and BNY Midwest Trust Company as Trustee governing 12.125% Senior Notes due 2012 (Exhibit 10.14 not included in this Prospectus Supplement).

10.15	Pledge Agreement made by CCH I, LLC in favor of The Bank of New York Trust Company, NA, as Collateral Agent dated as of September 28, 2005 (Exhibit 10.15 not included in this Prospectus Supplement).

99.1	Press release dated September 27, 2005 announcing final results of private debt exchange offers (Exhibit 99.1 not included in this Prospectus Supplement).

99.2	Press release dated September 28, 2005 announcing closing of private debt exchange offers (Exhibit 99.2 not included in this Prospectus Supplement).

The information appearing in the table below, as of the date hereof, supersedes the information in the table appearing under the heading "Selling Securityholders" in the Prospectus:

			Shares of Class A
	Convertible Senior Notes		Common Stock

			Shares of
			Class A
		Principal	Common
	Amount of	Amount of	Stock
	Notes Owned	Notes That	Owned	Shares That
Selling Securityholder	Before Offering	May Be Sold	Before Offering	May Be Sold

ADAR Investment Fund LTD	$22,145,000	$22,145,000	9,150,825	9,150,825
AG Offshore Convertibles, Ltd.	$30,500,000	$30,500,000	12,603,304	12,603,304
AHFP Context	$300,000	$300,000	123,966	123,966
Akanthos Arbitrage Master Fund, LP	$16,000,000	$16,000,000	6,611,569	6,611,569
Argent Classic Convertible Arbitrage Fund L.P.	$2,590,000	$2,590,000	1,070,247	1,070,247
Argent Classic Convertible Arbitrage Fund II, L.P.	$350,000	$350,000	144,625	144,628
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$7,670,000	$7,670,000	3,169,421	3,169,421
Argent Opportunities Fund LLC	$150,000	$150,000	61,983	61,983
Banc of America Securities LLC (1)	$350,000	$350,000	144,628	144,628
Basso Fund Ltd.	$2,392,000	$2,392,000	988,429	988,429
Basso Holdings Ltd.	$5,290,000	$5,290,000	2,185,950	2,185,950
Basso Multi-Strategy Holding Fund Ltd.	$11,290,000	$11,290,000	4,665,288	4,665,288
BBT Fund, L.P.	$3,000,000	$3,000,000	1,239,669	1,239,669
Bear, Stearns & Co., Inc. (1)	$1,000,000	$1,000,000	413,223	413,223
Canyon Balanced Equity Master Fund, Ltd.	$375,000	$375,000	154,958	154,958
Canyon Value Realization Fund L.P.	$760,000	$760,000	314,049	314,049
Canyon Value Realization MAC 18, Ltd.	$35,000	$35,000	14,462	14,462
CC Convertible Arbitrage, Ltd.	$4,950,000	$4,950,000	2,045,454	2,045,454
Citadel Equity Fund Ltd.	$10,000,000	$10,000,000	4,132,231	4,132,231
Citigroup Global Markets, Inc.(1)	$23,751,000	$23,751,000	9,814,461	9,814,461
Citigroup Global Markets Ltd.(1)	$141,387,000	$141,387,000	58,424,374	58,424,374
CNH CA Master Account, L.P.	$1,500,000	$1,500,000	619,834	619,834
Concentrated Alpha Partners, L.P.	$1,050,000	$1,050,000	433,884	433,884
Context Convertible Arbitrage Fund, LP	$1,725,000	$1,725,000	712,809	712,809
Context Convertible Arbitrage Offshore, Ltd.	$5,400,000	$5,400,000	2,231,404	2,231,404
Corporate High Yield III, Inc.	$945,000	$945,000	390,495	390,495
Corporate High Yield V, Inc.	$1,555,000	$1,555,000	642,561	642,561
Corporate High Yield VI, Inc.	$1,625,000	$1,625,000	671,487	671,487
Corporate High Yield Fund, Inc.	$875,000	$875,000	361,570	361,570
Credit Suisse First Boston Europe LTD (1)	$25,000,000	$25,000,000	10,330,577	10,330,577
Credit Suisse First Boston LLC (1)	$3,000,000	$3,000,000	1,239,669	1,239,669
CSS, LLC	$1,500,000	$1,500,000	619,834	619,834
DBAG London	$13,600,000	$13,600,000	5,619,834	5,619,834
Deephaven Domestic Convertible Trading Ltd.	$4,650,000	$4,650,000	1,921,487	1,921,487
Delaware Delchester Fund	$1,080,000	$1,080,000	446,280	446,280
Delaware Diversified Income Fund	$415,000	$415,000	171,487	171,487
Delaware Dividend Income Fund	$500,000	$500,000	206,611	206,611
Delaware Group Equity Funds I-Delaware Balanced Fund Series	$10,000	$10,000	4,132	4,132
Delaware High-Yield Opportunities Fund	$290,000	$290,000	119,834	119,834
Delaware VIP Diversified Income Series	$45,000	$45,000	18,595	18,595
Delaware VIP High Yield Series	$655,000	$655,000	270,661	270,661
Deutsche Bank Securities Inc. (1)	$4,584,000	$4,584,000	1,894,214	1,894,214
Dividend & Income Fund	$165,000	$165,000	68,181	68,181
DKR Saturn Multi-Strategy Holding Fund Ltd.	$2,000,000	$2,000,000	826,446	826,446
Duma Master Fund, L.P.	$1,000,000	$1,000,000	413,223	413,223
Edge Investment Master Fund, LTD	$3,500	$3,500	1,446	1,446
Eton Park Fund, L.P.	$1,872,000	$1,872,000	773,553	773,553
Eton Park Master Fund, Ltd.	$2,928,000	$2,928,000	1,209,917	1,209,917
Fidelity Advisor Series II: Fidelity Advisor High Income Advantage Fund (2)	$22,580,000	$22,580,000	9,330,578	9,330,578
Fidelity Financial Trust: Fidelity Convertible Securities Fund (2)	$11,300,000	$11,300,000	4,669,421	4,669,421
Fidelity Financial Trust: Fidelity Strategic Dividend & Income Fund (2)	$700,000	$700,000	289,256	289,256
Fidelity Management Trust Company on behalf of funds and accounts managed by it (3)	$7,420,000	$7,420,000	3,066,115	3,066,115
Finch Tactical Plus Class B	$200,000	$200,000	82,644	82,644
Fore Convertible Master Fund, Ltd.	$1,500,000	$1,500,000	619,834	619,834
Fore ERISA Fund, Ltd.	$179,000	$179,000	73,966	73,966
Fore Multi Strategy Master Fund, Ltd.	$350,000	$350,000	144,628	144,628
Fore Opportunity Fund, LP	$69,000	$69,000	28,512	28,512
Fore Opportunity Offshore Fund, Ltd	$231,000	$231,000	95,454	95,454
Geode U.S. Convertible Arbitrage Fund, aggregated account of Geode Capital Master Fund Ltd.	$3,000,000	$3,000,000	1,239,669	1,239,669
Global Dividend & Income Fund	$40,000	$40,000	16,528	16,528
Goldman Sachs & Co. (1)	$47,313,000	$47,313,000	19,550,824	19,550,824
Grace Brothers, Ltd.	$1,500,000	$1,500,000	619,834	619,834
Greywolf Capital Overseas Fund	$6,475,000	$6,475,000	2,675,619	2,675,619
Greywolf Capital Partners II LP	$1,525,000	$1,525,000	630,165	630,165
Greywolf High Yield Master Fund	$2,000,000	$2,000,000	826,446	826,446
Guggenheim Portfolio Company VIII (Cayman), Ltd.	$1,138,000	$1,138,000	470,247	470,247
HFR RVA Combined Master Trust	$125,000	$125,000	51,652	51,652
Highbridge International LLC	$36,520,000	$36,520,000	15,090,907	15,090,907
Institutional Benchmarks Master Fund, Ltd.	$35,000	$35,000	14,462	14,462
Kamunting Street Master Fund, LTD	$22,500,000	$22,500,000	9,297,519	9,297,519
KBC Financial Products USA Inc.	$4,885,000	$4,885,000	2,018,594	2,018,594
KDC Convertible Arbfund L.P.	$2,000,000	$2,000,000	826,446	826,446
Laurel Ridge Capital, LP	$5,000,000	$5,000,000	2,066,115	2,066,115
LDG Limited	$322,000	$322,000	133,057	133,057
Lincoln National Life Insurance Company Separate Account 20	$590,000	$590,000	243,801	243,801
Lyxor/ Context Fund Ltd.	$1,075,000	$1,075,000	444,214	444,214
Man Mac I, Limited	$3,391,000	$3,391,000	1,401,239	1,401,239
Marathon Global Convertible Master Fund Ltd.	$1,500,000	$1,500,000	619,834	619,834
Merced Partners Limited Partnership	$2,500,000	$2,500,000	1,033,057	1,033,057
Merrill Lynch Bond High Income Fund (1)	$9,000,000	$9,000,000	3,719,007	3,719,007
Merrill Lynch Global Investment Series: Income Strategies Fund (1)	$5,000,000	$5,000,000	2,066,115	2,066,115
MLIF US High Yield Fund, Inc. (1)	$500,000	$500,000	206,611	206,611
ML Master US High Yield Fund, Inc. (1)	$2,200,000	$2,200,000	909,090	909,090
Mohican VCA Master Fund, Ltd.	$500,000	$500,000	206,611	206,611
Morgan Stanley Convertible Securities Trust	$800,000	$800,000	330,578	330,578
MSS Convertible Arbitrage 1 c/o TQA Investors, LLC	$31,000	$31,000	12,809	12,809
National Bank of Canada	$700,000	$700,000	289,256	289,256
Oppenheimer Convertible Securities Fund	$1,000,000	$1,000,000	413,223	413,223
Optimum Fixed Income Fund	$65,000	$65,000	26,859	26,859
PIMCO Convertible Fund	$275,000	$275,000	113,636	113,636
President and Fellows of Harvard College	$350,000	$350,000	144,628	144,628
PSEG Master Employee Benefit Plan Trust	$200,000	$200,000	82,644	82,644
Putnam Convertible Income-Growth Trust	$8,425,000	$8,425,000	3,481,404	3,481,404
Putnam High Income Bond Fund	$2,075,000	$2,075,000	857,437	857,437
Quattro Fund Ltd.	$1,250,000	$1,250,000	516,528	516,528
Raytheon Savings & Investment Plan Trust	$150,000	$150,000	61,983	61,983
Regiment Capital, Ltd.	$650,000	$650,000	268,595	268,595
Ritchie Capital Structure Arbitrage Trading, Ltd.	$12,000,000	$12,000,000	4,958,677	4,958,677
Royal Bank of Canada (Norshield) (1)	$100,000	$100,000	41,322	41,322
Royal Bank of Ontario	$2,000,000	$2,000,000	826,446	826,446
Salomon Brothers Asset Management, Inc. (1)	$9,350,000	$9,350,000	3,863,635	3,863,635
Saranac Capital Management L.P. on behalf of Citigroup Alternative Investments Diversified Arbitrage Strategies Fund Ltd.	$357,000	$357,000	147,520	147,520
Saranac Capital Management L.P. on behalf of Citigroup Alternative Investments Enhanced Arbitrage Strategies Fund	$65,000	$65,000	26,859	26,859
Saranac Capital Management L.P. on behalf of Citigroup Alternative Investments QIP Multi Strategy Arbitrage Portfolio	$1,692,000	$1,692,000	699,173	699,173
Saranac Capital Management L.P. on behalf of Saranac Erisa Arbitrage LTD	$698,000	$698,000	288,429	288,429
Saranac Capital Management L.P. on behalf of Saranac Erisa Arbitrage LP	$48,000	$48,000	19,834	19,834
Saranac Capital Management L.P. on behalf of Saranac Arbitrage LTD	$40,000	$40,000	16,528	16,528
Satellite Asset Management, L.P.	$12,300,000	$12,300,000	5,082,644	5,082,644
Severn River Master Fund, Ltd.	$8,000,000	$8,000,000	3,305,784	3,305,784
Sphinx Convertible Arbitrage Fund SPC	$350,000	$350,000	144,628	144,628
Sphinx Fund c/o TQA Investors, LLC	$496,000	$496,000	204,958	204,958
Sphinx Special Situations Fund SPC	$35,000	$35,000	14,462	14,462
SRI Fund, L.P.	$180,000	$180,000	74,380	74,380
St. Albans Partners Ltd.	$1,000,000	$1,000,000	413,223	413,223
Sturgeon Limited	$71,000	$71,000	29,338	29,338
Susquehanna Capital Group	$6,980,000	$6,980,000	2,884,297	2,884,297
SuttonBrook Capital Portfolio LP	$12,500,000	$12,500,000	5,165,288	5,165,288
Tamarack International, Ltd.	$2,500,000	$2,500,000	1,033,057	1,033,057
Tempo Master Fund, LP	$2,000,000	$2,000,000	826,446	826,446
Tenor Opportunity Master Fund Ltd.	$4,200,000	$4,200,000	1,735,537	1,735,537
The Canyon Value Realization Fund (Cayman) Ltd.	$2,260,000	$2,260,000	933,884	933,884
The High-Yield Bond Portfolio	$15,000	$15,000	6,198	6,198
TQA Master Fund, Ltd.	$2,836,000	$2,836,000	1,171,900	1,171,900
TQA Master Plus Fund, Ltd.	$4,551,000	$4,551,000	1,880,578	1,880,578
Tribeca Global Convertible Investments LTD	$12,000,000	$12,000,000	4,958,677	4,958,677
UBS AG London Branch	$45,500,000	$45,500,000	18,801,651	18,801,651
UBS AG London F/ B/ O HFS	$5,000,000	$5,000,000	2,066,115	2,066,115
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited	$6,000,000	$6,000,000	2,479,338	2,479,338
Univest Convertible Arbitrage Fund II Ltd. (Norshield)	$100,000	$100,000	41,322	41,322
Van Kampen Harbor Fund	$1,200,000	$1,200,000	495,867	495,867
Whitebox Convertible Arbitrage Partners, L.P.	$3,000,000	$3,000,000	1,239,669	1,239,669
Whitebox Hedged High Yield Partners, L.P.	$1,000,000	$1,000,000	413,223	413,223
White River Securities LLC	$1,000,000	$1,000,000	413,223	413,223
Wolverine Convertible Arbitrage Fund Limited	$250,000	$250,000	103,305	103,305
World Income Fund, Inc.	$800,000	$800,000	330,578	330,578
Yield Strategies Fund I, L.P.	$500,000	$500,000	206,611	206,611
Yield Strategies Fund II, L.P.	$500,000	$500,000	206,611	206,611
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	$696,000	$696,000	287,603	287,603

(1)    These entities and/or their affiliates have provided, and may from time to time provide, investment banking services to Charter Communications, Inc. and its subsidiaries, including, among other things, acting as lead and/or co-manager with respect to offerings of debt and equity securities.

(2)    The entity is a registered investment fund (the "Fund") advised by Fidelity Management & Research Company ("FMR Co."), a registered investment adviser under the Investment Advisers Act of 1940, as amended. FMR Co., 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 14,961,471 shares (not including the shares into which the notes are convertible) of the Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

Edward C. Johnson 3d, FMR Corp., through its control of FMR Co., and the Fund each has sole power to dispose of the Securities owned by the Fund.

Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund’s Board of Trustees.

The Fund is an affiliate of a broker-dealer. The Fund purchased the Securities in the ordinary course of business and, at the time of the purchase of the Securities to be resold, the Fund did not have any agreements or understandings, directly or indirectly, with any person to distribute the notes or conversion shares.

(3)    Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. FMTC is the beneficial owner of 0 shares (not including the shares into which the notes are convertible) of the Common Stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s).

Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 0 shares and sole power to vote or to direct the voting of 0 shares of Common Stock owned by the institutional account(s) as reported above.

If, after the date of this prospectus, a secuityholder notifies us pursuant to the registration rights agreement of its intent to dispose of convertible senior notes pursuant to the registration statement, we may supplement this prospectus to include that information.